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                                                                     EXHIBIT 4.6


                                     AMENDMENT TO
                                  PACKAGED ICE, INC.
                         2000 EMPLOYEE STOCK PURCHASE PLAN



         WHEREAS, Packaged Ice, Inc. (the "COMPANY") adopted the 2000 Amended Employee Stock Purchase Plan (the "PLAN"), effective January 1, 2000, to provide additional incentive to the directors, officers and employees of the Company who are primarily responsible for the management and growth of the Company, or otherwise materially contribute to the conduct and direction of its business, operations and affairs, in order to strengthen their desire to remain with the Company and for the Company to retain and attract competent individuals; and

                WHEREAS, the Board of Directors has determined that certain changes to the Plan are necessary and desirable to authorize adjustments under certain circumstances, and the Company's shareholder's by a vote of 11,477,611 to 273,349 at the annual meeting of the shareholders held June 19, 2001, approved the amendment.

         NOW, THEREFORE, the Plan is hereby amended as follows:

                Sections 10.a of the Plan is amended to read in full as follows:

                "The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 500,000, subject to adjustment upon the occurrence of an event as provided in
                Section 15 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4.a hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary. The source of shares may be treasury, open market purchase, or new issue."

         IN WITNESS WHEREOF, the Plan has been amended effective June 19, 2001.


                               PACKAGED ICE, INC.



                               By:            /s/ WILLIAM P. BRICK
                                    --------------------------------------------
                                    William P. Brick, Chief Executive Officer